UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2008

Global Aircraft Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-28575	84-1108499
(State of Incorporation)	(Commission File	(IRS Employer
	Number)	Identification No.)

P.O. Box 23009 Tucson, AZ 85734 (Address of principal executive offices)

(520) 294-3481

(Registrant’s telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -14(c).

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2008, Global Aircraft Solutions, Inc. (“Global”) announced that, Gordon “Dito” Hamilton, current Director of Global, was appointed as Chief Executive Officer of each of Global’s two wholly owned subsidiaries, Hamilton Aerospace Technologies, Inc. (“HAT”) and World Jet Corporation (“World Jet”) effective January 11, 2008.

Mr. Hamilton, 54, is the son of Hamilton Aviation founder, Gordon B. Hamilton, and literally grew up in the aviation business. Mr. Hamilton joined Hamilton Aviation full time as Vice President, Marketing after graduating with honors from the University of Chicago in 1978. Gordon became President and Chief Executive Officer of Hamilton Aviation in 1993; a position that he held until joining the board of directors of Global in March 2003.

The HAT employment agreement is for an initial term of three (3) years and shall automatically renew for successive one (1) year periods upon each anniversary unless, not later than 60 days prior to any renewal date, either HAT or Mr. Hamilton provides written notice that it does not intend to renew the agreement. Pursuant to the agreement, Mr. Hamilton will receive a base annual salary of $160,000.00, subject to annual review. In addition, upon completion of each year of service, Mr. Hamilton will be awarded 125,000 shares of Global common stock.

The World Jet employment agreement is for an initial term of three (3) years and shall automatically renew for successive one (1) year periods upon each anniversary unless, not later than 60 days prior to any renewal date, either World Jet or Mr. Hamilton provides written notice that it does not intend to renew the agreement. Pursuant to the agreement, Mr. Hamilton will receive a base annual salary of $90,000.00, subject to annual review. In addition, upon completion of each year of service, Mr. Hamilton will be awarded 75,000 shares of Global common stock.

Pursuant to both employment agreements, Mr. Hamilton will also be eligible for discretionary cash and/or stock bonuses as determined from time to time by HAT’s and World Jet’s Board of Directors.

Pursuant to the agreements, Mr. Hamilton is also eligible to participate in health and welfare benefit plans; paid vacation; and participation in any stock option plan, stock purchase plan or any similar incentive plan offered by each of HAT and World Jet.

After the first 6 months of employment, HAT or World Jet may terminate the employment agreement if, in the reasonable judgment of HAT or World Jet, Mr. Hamilton becomes unable to satisfactorily perform his duties and responsibilities for a period of 180 days because of mental or physical disability whereby HAT and/or World Jet shall then pay to Mr. Hamilton a lump sum in an amount equal to 6 months base salary plus stock in an amount equal the amount of stock that would have been earned had Mr. Hamilton completed the year of service in the year in which such termination takes place. If Mr. Hamilton is terminated for cause, he shall only be entitled to his base salary earned, but unpaid through the date of termination. In the event of a change in control, Mr. Hamilton shall be entitled to continue his employment under the terms and conditions of the employment agreements.

No arrangement or understanding exists between Mr. Hamilton and any other person pursuant to which Mr. Hamilton was selected as an officer of HAT and World Jet

ITEM 9.01. Financial Statements and Exhibits

(c)	Exhibits
	Exhibit No.	Document
	99.1	Press Release of Global Aircraft Solutions, Inc. issued January 14, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2008		Global Aircraft Solutions, Inc.
(Registrant)

	By:	/s/ John Sawyer
Name: John Sawyer
Title: President